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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
                                                                    News Release


AGENCY CONTACT:                            COMPANY CONTACT:
Sandy Fewkes                               Connie Graybeal
Technical Marketing Programs               Credence Systems Corporation
408.737.0285 or 408.737.9529 fax           510.623.4774 or 510.623.2524 fax
E-mail: sandy@technicalmarketing.com       E-mail: connie_graybeal@credence.com


         CREDENCE COMPLETES INVESTMENT IN TESTER IP COMPANY NEWMILLENNIA
                                SOLUTIONS, INC.

     FREMONT, Calif., August 16, 2000--Credence Systems Corporation (Nasdaq:
CMOS), a leading manufacturer of automatic test equipment (ATE) for the worldwide semiconductor industry, announced today the closing of a Series A financing for NewMillennia Solutions, Inc. (NMS) of Irvine, California. The two companies will work together to develop a new line of test solutions tailored to high-volume, high-performance ASIC applications.
     Credence provided $4 million for a 19.8 percent equity stake in NMS, and Credence President and CEO Dr. Graham Siddall has joined NMS' Board of Directors.

ABOUT NEWMILLENNIA SOLUTIONS
     NewMillennia Solutions provides test IP and is committed to new testing paradigms and solutions integrating testability IP in Native Test Environments
(NTE). By focusing these technologies in high-volume semiconductor test environments, NMS can provide high-speed, scaleable, high-throughput ATE solutions while significantly lowering the cost of test. NMS' current NTE solutions are targeting RDRAM memory and module test, RAC-based ASIC, and graphics devices. NMS is now shipping the ATS800, a high-volume manufacturing test system that guarantees system-level performance of 800MHz RIMMs (Rambus interface memory modules). The company is headquartered in Irvine, Calif. More information about the company can be found at www.moduletest.com.


ABOUT CREDENCE

                                     -MORE-

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Credence Completes Investment in Tester IP Company NewMillennia Solutions, Inc.
Page 2 of 2

     Credence Systems Corporation is a leader in the manufacture of automatic test equipment (ATE) for the global semiconductor industry. Credence offers a wide range of products with test capabilities for digital, mixed-signal, and nonvolatile memory semiconductors.

     Utilizing its proprietary CMOS technologies, Credence products are designed to meet the strict time-to-market and cost-of-ownership requirements of its customers. Headquartered in Fremont, California, the company maintains advanced production and design facilities in Hillsboro, Oregon. Credence, an ISO 9001 certified manufacturer, is listed on the Nasdaq National Market under the symbol CMOS. More information is available at http://www.credence.com.

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CREDENCE AND CREDENCE SYSTEMS ARE TRADEMARKS OF CREDENCE SYSTEMS CORPORATION.
OTHER TRADEMARKS THAT MAY BE MENTIONED IN THIS RELEASE ARE THE INTELLECTUAL PROPERTY OF THEIR RESPECTIVE OWNERS. RAMBUS IS A REGISTERED TRADEMARK AND RIMM IS A TRADEMARK OF RAMBUS INC.

See related news release dated: June 26, 2000 titled Credence Invests in Tester IP Company NewMillennia Solutions Inc.